EXECUTION VERSION

NOTE PURCHASE AGREEMENT

between

LILY GROUP INC.
as Borrower,

and

PLATINUM PARTNERS CREDIT OPPORTUNITIES MASTER FUND LP
as Purchaser

$13,000,000

dated as of

FEBRUARY 16, 2012

TABLE OF CONTENTS

EXHIBITS

EXHIBIT A	FORM OF CERTIFICATE OF FINANCIAL OFFICER
EXHIBIT B	FORM OF FACILITY GUARANTY
EXHIBIT C	FORM OF PLEDGE AND SECURITY AGREEMENT

SCHEDULES

SCHEDULE 1	DISCLOSURE SCHEDULE

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement is entered into as of February 16, 2012, between **Lily Group Inc.**, an Indiana corporation, as Borrower, and **Platinum Partners Credit Opportunities Master Fund LP**, a Delaware limited partnership, as Purchaser.

Recitals

Borrower has requested that Purchaser purchase a promissory note from Borrower, and Purchaser is willing to make such purchase on the terms and subject to the conditions hereafter set forth.

Agreement

In consideration of the premises, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Purchaser agree as follows:

ARTICLE I
TERMS DEFINED

Section 1.1 **Definitions**. The following terms, as used herein, have the following meanings:

"**Account Control Agreement**" means a Deposit Account Control Agreement among Borrower, Purchaser and Branch Banking and Trust Company, covering the Operating Account and any other account held by Borrower with Branch Banking and Trust Company, in form and substance satisfactory to Purchaser.

"**Acquisition**" has the meaning specified in Section 6.1(b)(i).

"**Acquisition Documents**" has the meaning specified in Section 6.1(b)(i).

"**Acquisition Properties**" has the meaning specified in Section 6.1(b)(i).

"**Affiliate**" means, as to any Person, any Subsidiary of such Person, or any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person and, with respect to any Credit Party, means, any director, executive officer, general partner or manager of such Credit Party and any Person who holds 10% or more of the voting stock, partnership interests, membership interests or other ownership interests of such Credit Party. For the purposes of this definition, "**control**" (including, with correlative meanings, the terms "**controlled by**" and "**under common control with**"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, membership interests or partnership interests, or by contract or otherwise.

"**Agreement**" means this Note Purchase Agreement as the same may hereafter be modified, amended or supplemented from time to time.

"**Applicable Environmental Law**" means any federal, state or local law, common law, ordinance, regulation or policy, as well as order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, or Hazardous Substances (including the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions on, under, or about any real property owned, leased or operated at any time by any Credit Party including soil, groundwater, and indoor and ambient air conditions.

"**Authorized Officer**" means, as to any Person, its President, Chief Executive Officer or Chief Financial Officer.

"**Borrower**" means Lily Group Inc., an Indiana corporation.

"**Business Day**" means any day except a Saturday, Sunday or other day on which national banks in New York, New York, are authorized by Law to close.

"**Change of Control**" means that, for any reason, (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 40% or more of the Equity of Holdings entitled to vote for members of the board of directors of Holdings on a fully-diluted basis (and taking into account all such securities that such "person" or "group" has the right to acquire pursuant to any option right), (b) any Credit Party (other than Holdings) shall cease to be a wholly owned direct or indirect Subsidiary of Holdings, (c) a majority of the members of the board of directors of Holdings cease to be composed of individuals who were members of the board of directors of Holdings on the Closing Date, or (d) any of Dave Smith, Scott Haire, Rick Risinger or Douglas P. Martin ceases to hold executive positions with Borrower or ceases to be involved in the day to day management or mining operations of Borrower, other than as a result of the death or disability of such Person.

"**Closing Date**" means the date upon which all of the conditions precedent set forth in Section 6.1 have been satisfied; *provided*, that, in no event shall such date be later than February 20, 2012.

"**Code**" means the Internal Revenue Code of 1986, as amended.

"**Collateral**" means "Collateral" as defined in any Mortgage or the Pledge and Security Agreement.

"**Consolidated Subsidiary**" or "**Consolidated Subsidiaries**" means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements.

"**Credit Parties**" means, collectively, Borrower, any Subsidiary of Borrower and each Guarantor, and "**Credit Party**" means any one of the foregoing.

"**Default**" means any condition or event that constitutes an Event of Default or that with the giving of notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"**Default Rate**" means 2.5% per month.

"**Disclosure Schedule**" means Schedule 1 hereto.

"**Distribution**" by any Person, means (a) with respect to any Equity issued by such Person, the retirement, redemption, purchase, or other acquisition for value of any such Equity, (b) the declaration or payment of any dividend or other distribution on or with respect to any Equity issued by such Person, and (c) any other payment by such Person with respect to Equity issued by such Person.

"**Environmental Complaint**" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state or municipal authority or any other party against any Credit Party involving: (a) a Hazardous Discharge from, onto or about any real property owned, leased or operated at any time by any Credit Party, (b) a Hazardous Discharge caused, in whole or in part, by any Credit Party or by any Person acting on behalf of or at the instruction of any Credit Party, or (c) any violation of any Applicable Environmental Law by any Credit Party.

"**Equipment Lease Facility**" has the meaning specified in Section 4.4.

"**Equity**" means shares of capital stock or a partnership, profits, capital, member or other equity interest, or options, warrants or any other rights to substitute for or otherwise acquire the capital stock or a partnership, profits, capital, member or other equity interest of any Person.

"**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended.

"**Event of Default**" has the meaning specified in Section 10.1.

"**Exchange Act**" means the Securities Exchange Act of 1934, as amended.

"**Exhibit**" refers to an "Exhibit" attached to this Agreement and incorporated herein by reference, unless specifically provided otherwise.

"**Existing Reserve Report**" means an engineering and economic analysis of the Mining Properties prepared by Skelly and Loy, Inc., dated December 20, 2010, as updated November 29, 2011.

"**Extension**" has the meaning specified in Section 4.1.

"**Extension Notice**" has the meaning specified in Section 4.1.

"**Facility Guaranty**" means a Guaranty substantially in the form of Exhibit B to be executed by each Guarantor in favor of Purchaser, pursuant to which each Guarantor guarantees payment and performance in full of the Obligations.

"**Financial Officer**" of any Person means its Chief Financial Officer; *provided*, that if no Person serves in such capacity, "**Financial Officer**" shall mean the highest ranking executive officer

of such Person with responsibility for accounting, financial reporting, cash management and similar functions.

"**Fiscal Quarter**" means the fiscal quarter of Borrower, ending on the last day of each March, June, September and December of each year.

"**Fiscal Year**" means the fiscal year of Borrower, ending on December 31.

"**GAAP**" means those generally accepted accounting principles and practices that are recognized as such by the SEC, the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and that are consistently applied for all periods after the Closing Date so as to properly reflect the financial condition, and the results of operations and changes in financial position, of Borrower and its Consolidated Subsidiaries, except that any accounting principle or practice required to be changed by the SEC, Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee thereof) in order to continue as a generally accepted accounting principle or practice may be so changed.

"**Governmental Authority**" means any court or governmental department, commission, board, bureau, agency, or instrumentality of any nation or of any province, state, commonwealth, nation, tribe or reservation, territory, possession, county, parish, or municipality, whether now or hereafter constituted or existing.

"**Guarantee**" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by "comfort letter" or other similar undertaking of support or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), *provided*, that the term "**Guarantee**" shall not include endorsements for collection or deposit in the ordinary course of business.

"**Guarantors**" means Holdings, VHGI Coal, VHGI Gold LLC, a Nevada limited liability company, and VHGI Energy LLC, a Nevada limited liability company, and "**Guarantor**" means any one of the foregoing.

"**Hazardous Discharge**" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Substance from or onto any real property owned, leased or operated at any time by any Credit Party or any real property owned, leased or operated by any other party.

"**Hazardous Substance**" means any pollutant, toxic substance, hazardous waste, compound, element or chemical that is defined as hazardous, toxic, noxious, dangerous or infectious pursuant to any Applicable Environmental Law or which is otherwise regulated by any Applicable Environmental Law or is required to be investigated or remediated by or pursuant to any Applicable Environmental Law.

"**Hedge Agreements**" means, collectively, any agreement, instrument, arrangement or schedule or supplement thereto evidencing any Hedge Transaction.

"**Hedge Transaction**" means any financial derivative transaction under SFAS 133 pursuant to which a Person hedges risks related to commodity prices, interest rates, currency exchange rates, securities prices or financial market conditions.

"**Holdings**" means VHGI Holdings, Inc., a Delaware corporation.

"**Indebtedness**" means, for any Person at any time, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness (including capitalized lease obligations, other than usual and customary coal leases) of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees by such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (f) any amount owed by such Person representing the deferred purchase price of property or services other than accounts payable incurred in the ordinary course of business and in accordance with customary trade terms and that are not more than 90 days past the invoice date, and (g) all liability of such Person as a general partner of a partnership for obligations of such partnership of the nature described in (a) through (f) preceding.

"**Indemnified Party**" has the meaning specified in Section 11.3(b).

"**Investment**" means, with respect to any Person, any loan, advance, extension of credit, capital contribution to, investment in or purchase of the Equity of, or interests in, any other Person; *provided*, that, "**Investment**" shall not include current customer and trade accounts that are payable in accordance with customary trade terms.

"**Knowledge**" or "**knowledge**" means actual knowledge of any officer of any Credit Party.

"**Laws**" means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of any state, commonwealth, nation, territory, possession, county, township, parish, municipality or Governmental Authority.

"**Lien**" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, financing statement or encumbrance of any kind with respect to such asset. For the purposes of this Agreement, the Credit Parties shall be deemed to own subject to a Lien any asset that is acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

"**Margin Regulations**" means Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"**Margin Stock**" means "margin stock" as defined in Regulation U.

"**Material Adverse Effect**" means a material adverse effect on (a) the assets, including the Mining Properties, liabilities, financial condition, results of operations or prospects of Borrower, individually, or the Credit Parties, taken as a whole, (b) the right or ability of any Credit Party to fully, completely and timely perform its obligations under the Note Documents, (c) the validity or enforceability of any Note Document against any Credit Party that is a party thereto, or (d) the

validity, perfection or priority of any material Lien intended to be created under or pursuant to any Note Document to secure the Obligations.

"**Material Agreement**" means any material written or oral agreement, contract, commitment, or understanding to which a Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject, that is not cancelable by such Person upon notice of 30 days or less without liability for further payment.

"**Maximum Lawful Rate**" means the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest that, at the time in question would not cause the interest charged on the portion of the Note owed to Purchaser at such time to exceed the maximum amount that Purchaser would be allowed to contract for, charge, take, reserve, or receive under applicable Laws after taking into account, to the extent required by applicable Laws, any and all relevant payments or charges under the Note Documents.

"**Mineral Fee Interests**" means any coal or other mineral fee interests that provides Borrower the real property and water rights, other interests in land, including coal, mining and surface rights, easements, rights of way and options, and rights to timber and natural gas (including coalbed methane and gob gas) necessary or desirable in order to recover coal from any mine, including any royalty and overriding royalty interest, production payment, net profits interests, and other rights therein, including any reversionary or carried interests relating to the foregoing, and all properties, rights and interests covered thereby, whether arising by contract, by order, or by operation of Laws, that now or hereafter include all or any part of the foregoing.

"**Mineral Interests**" means the Mineral Fee Interests and the Mining Leases.

"**Mining Lease**" means a lease, license or other use agreement which provides Borrower the real property and water rights, other interests in land, including coal, mining and surface rights, easements, rights of way and options, and rights to timber and natural gas (including coalbed methane and gob gas) necessary or desirable in order to recover coal from any mine. Leases which provide Borrower the right to construct and operate a conveyor, crusher plant, silo, load out facility, rail spur, shops, offices and related facilities on the surface of the real property containing such reserves shall also be deemed a Mining Lease.

"**Mining Properties**" means those Mineral Interests described in the Existing Reserve Report and set forth in Section 1 of the Disclosure Schedule.

"**Mining Title**" shall mean fee simple title to surface or coal or an undivided interest in fee simple title thereto or a leasehold interest in all or an undivided interest in surface or coal together with no less than those real property, easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, process and transport coal in the manner presently operated.

"**MOS**" means Medical Office Software, Inc., a Florida corporation.

"**Mortgages**" means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens required by Section

5.1 hereof. All Mortgages shall be in form and substance satisfactory to Purchaser in its sole discretion.

"**Non-Excluded Taxes**" has the meaning specified in Section 2.7(a).

"**Note**" has the meaning set forth in Section 2.1.

"**Note Amount**" means $13,000,000.00.

"**Note Documents**" means this Agreement, the Note, all Security Documents now or at any time hereafter delivered pursuant to Section 5.1, each Facility Guaranty that may now or hereafter be executed, the Subordination Agreement and all other certificates, documents or instruments delivered in connection with this Agreement, as the foregoing may be amended from time to time.

"**Obligations**" means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, of each Credit Party to Purchaser or any Affiliate of Purchaser arising pursuant to the Note Documents, and all interest accrued thereon and costs, expenses, and attorneys' fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several.

"**Operating Account**" means a deposit account owned by Borrower with Branch Banking and Trust Company, and covered by the Account Control Agreement.

"**Other Taxes**" has the meaning specified in Section 2.7(b).

"**Permitted Encumbrances**" means with respect to any asset:

(a) Liens securing the Obligations;

(b) minor defects in title that do not secure the payment of money and otherwise have no material effect on the value or the operation of the subject property, and for the purposes of this Agreement, a minor defect in title shall include easements, rights-of-way, servitudes, permits, surface leases and other similar rights with respect to surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or with respect to any of the properties of any Credit Party that are customarily granted in the coal industry, *provided* that such minor defects do not interfere with the use, operation or development of or production from the Mining Properties or any other properties of any Credit Party;

(c) inchoate statutory or operators' Liens securing obligations for labor, services, materials and supplies furnished to Mineral Interests that are not more than 10 days delinquent (except to the extent permitted by Section 8.6);

(d) mechanic's, materialmen's, warehouseman's, journeyman's and carrier's Liens and other similar Liens arising by operation of Law in the ordinary course of business that are not more than 10 days delinquent (except to the extent permitted by Section 8.6), or if delinquent, are being contested in good faith in the normal course of business;

(e) Liens for Taxes or assessments not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business by appropriate action, as permitted by Section 8.6;

(f) lease burdens payable to third parties that are deducted in the calculation of discounted present value in the Existing Reserve Report including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest; and

(g) Liens permitted by Section 4.4.

"**Permitted Investments**" means (a) readily marketable direct obligations of the United States of America (or investments in mutual funds or similar funds that invest solely in such obligations), (b) fully insured demand or time deposits and certificates of deposit with maturities of one year or less of any commercial bank operating in the United States having capital and surplus in excess of $500,000,000, (c) commercial paper of a domestic issuer if at the time of purchase such document is rated in one of the 2 highest ratings categories of Standard and Poor's Corporation or Moody's Investors Service, (d) Investments by Borrower in a Subsidiary that has provided a Facility Guaranty and the Equity of which has been pledged to Purchaser pursuant to the Pledge and Security Agreement, and (e) Investments existing on the date hereof and described in Section 9.8 of the Disclosure Schedule.

"**Person**" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

"**Plan**" means (i) with respect to a Credit Party, an employee benefit plan within the meaning of section 3(3) of ERISA, and any other similar plan, policy or arrangement, including an employment contract, whether formal or informal and whether legally binding or not, under which any Credit Party has any current or future obligation or liability or under which any present or former employee of any Credit Party, or such present or former employee's dependents or beneficiaries, has any current or future right to benefits resulting from the present or former employee's employment relationship with any Credit Party.

"**Pledge and Security Agreement**" means a Pledge and Security Agreement substantially in the form of Exhibit C to be executed by each Credit Party pursuant to which each Credit Party shall pledge to Purchaser all of its personal property assets, including all of the issued and outstanding Equity owned by each Credit Party of each of its Subsidiaries to secure the Obligations.

"**Purchase and Sale Agreement**" has the meaning specified in Section 6.1(b)(i).

"**Purchaser**" means **Platinum Partners Credit Opportunities Master Fund LP**, a Delaware limited partnership.

"**RCRA**" has the meaning specified in Section 7.14.

"**Regulation D**" means Regulation D of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, as in effect from time to time.

"**Regulation U**" means Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, as in effect from time to time.

"**Restricted Payment**" means, with respect to any Person, (a) any Distribution by such Person, or (b) the retirement, redemption, defeasance, repurchase or prepayment prior to scheduled maturity by such Person or any Affiliate of such Person of any Indebtedness of such Person.

"**Schedule**" means a "Schedule" attached to this Agreement and incorporated herein by reference, unless specifically indicated otherwise.

"**SEC**" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"**Securities Act**" means the Securities Act of 1933, as amended.

"**Security Documents**" means the Pledge and Security Agreement and all Mortgages delivered in connection with this Agreement.

"**Subordinated Debt**" means Indebtedness owing to Paul R. Risinger, pursuant to that certain Promissory Note, dated 16, 2012, from VHGI Coal, which Indebtedness was incurred in connection with the Acquisition.

"**Subordination Agreement**" means a Subordination Agreement, among Purchaser, VHGI Coal and Paul R. Risinger in form and substance satisfactory to Purchaser in its sole discretion, pursuant to which Paul R. Risinger agrees to subordinate the Subordinated Debt in all respect to the Obligations.

"**Subsidiary**" means, for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (including that of a general partner) are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person. The term "**Subsidiary**" shall include Subsidiaries of Subsidiaries (and so on).

"**Taxes**" means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, capital transaction taxes, foreign exchange taxes or other charges, or other charges of any nature whatsoever, from time to time or at any time imposed by Law or any Governmental Authority. "**Tax**" means any one of the foregoing.

"**Termination Date**" means May 16, 2012, or, if extended pursuant to Article IV, August 16, 2012.

"**Transferee**" has the meaning given such term in Section 11.9(c).

"**VHGI Coal**" means VHGI Coal, Inc., a Delaware corporation.

Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be expressed in U.S. dollars and shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Consolidated Subsidiaries delivered to Purchaser except for changes concurred in by Borrower's independent certified public accountants and that are disclosed to Purchaser on the next date on which financial statements are required to be delivered to Purchaser pursuant to Section 8.1(a).

Section 1.3 **Money**. Unless expressly stipulated otherwise, all references herein to "**dollars,**" "**money,**" "**funds,**" "**payments,**" "**prepayments**" or similar financial or monetary terms, are references to currency of the United States of America.

Section 1.4 **Terms Generally; References and Titles**. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules, without further qualification, shall be construed to refer to Articles, Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References to any document, instrument, or agreement (i) shall include all exhibits, schedules, and other attachments thereto, and (ii) shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The phrases "this Section" and "this Subsection" and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word "or" is not exclusive. References to "days" shall mean calendar days, unless the term "Business Day" is used. Unless otherwise specified, references herein to any particular Person also refer to such Person's successors and permitted assigns.

Section 1.5 **Joint Preparation; Construction of Indemnities and Releases**. This Agreement and the other Note Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto that would require or allow any Note Document to be construed against any party because of its role in drafting such Note Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

ARTICLE II
THE NOTE

Section 2.1 **Purchase of the Note**. Borrower has authorized the issuance of a 12% Senior Secured Note, in the original principal amount equal to the Note Amount (the "Note", which term shall also include any amendments, restatements or modifications, and any note delivered in exchange therefor or replacement thereof). Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, Purchaser agrees to purchase Note on the Closing Date for a purchase price equal to the Note Amount. On the Closing Date, Purchaser shall

provide such amount in immediately available funds by wire transfer to an account or accounts designated by Borrower at least 2 Business Days prior to the Closing Date.

Section 2.2 **Additional Provisions of the Note**.

(a) Borrower and Purchaser agree (i) that the Note is debt for federal income tax purposes and (ii) to adhere to this Agreement for federal income tax purposes and not to take any action or file any tax return, report or declaration inconsistent herewith. The inclusion of this Section 2.2(a) is not an admission by Purchaser that it is subject to United States taxation.

(b) The Note shall mature on the Termination Date, or sooner upon acceleration of the Obligations as provided for herein. Borrower unconditionally promises to pay to Purchaser for the account of Purchaser, the then unpaid principal amount of the Note on the Termination Date, plus (i) any and all accrued but unpaid interest and fees thereon, (ii) all costs, expenses and indemnities, and (iii) other Obligations then due and owing under this Agreement or any other Note Document.

Section 2.3 **Interest**.

(a) *Interest Rate*. Subject to Section 2.3(b) and Section 4.3, interest on the Note shall accrue at the rate of 12.00% per annum from the Closing Date, until the Obligations are paid in full, payable in arrears at the end of each calendar month.

(b) *Default Interest*. Notwithstanding anything to the contrary contained herein, interest on the Note shall be payable at the Default Rate following any Event of Default and during the continuance of such Event of Default.

(c) *Computation of Interest*. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

Section 2.4 **Closing Fee**. Borrower agrees to pay to Purchaser on or before the Closing Date, $1,300,000, which shall be fully-earned and non-refundable.

Section 2.5 **Prepayment**.

(a) *Voluntary Prepayment*. Borrower may prepay in whole or in part (but, if in part, then at a minimum of $1,000,000 or higher integral multiples of $500,000) the Note at any time; and in either case upon irrevocable notice by delivery to Purchaser of written notice by 11:00 a.m., New York City time at least three Business Days prior thereto, which written notice shall specify the date and amount of prepayment.

(b) *Mandatory Prepayments*.

(i) The entire outstanding principal balance of the Note, all interest accrued and unpaid thereon, all accrued but unpaid fees hereunder and all other outstanding Obligations shall be due and payable in full on the Termination Date or upon acceleration of the Obligations as provided for herein.

(ii) A mandatory prepayment of an amount equal to 40% of the original principal amount of the Equipment Lease Facility shall be due and payable upon the closing of the Equipment Lease Facility.

Section 2.6 **<u>Set-off</u>**. Borrower agrees that Purchaser and its Affiliates have all rights of set-off and bankers' lien provided by applicable Law, and in addition thereto, Borrower agrees that at any time any Event of Default exists, Purchaser may apply to the payment of any Obligations of Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with Purchaser.

Section 2.7 **<u>Taxes</u>.**

(a) Any and all payments by Borrower to or for the account of Purchaser hereunder or under any other Note Document shall be made free and clear of and without deduction for any and all present or future Taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Purchaser, Taxes imposed on its income, and franchise Taxes imposed on it (all such non-excluded Taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to in this <u>Section 2.7</u> as "**Non-Excluded Taxes**"); *provided* that any Taxes imposed on Purchaser by the State of Indiana or any Indiana state, county, municipal or other Governmental Authority shall not be Non-Excluded Taxes and shall be Other Taxes (as defined below). If Borrower shall be required by Law to deduct any Non-Excluded Taxes from or with respect to any sum payable under this Agreement or any other Note Document to Purchaser, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this <u>Section 2.7</u>) Purchaser receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law, and (iv) Borrower shall furnish to Purchaser, at its address set forth on the signature pages below hereto, the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, Borrower agrees to pay any and all present or future stamp or documentary Taxes and any other excise or property Taxes or charges or similar levies which arise from any payment made under this Agreement or any other Note Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Note Document ("**<u>Other Taxes</u>**").

(c) Borrower agrees to indemnify Purchaser for the full amount of Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this <u>Section 2.7</u>) paid by Purchaser and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

(d) Within 10 days after the date of any payment of Non-Excluded Taxes, Borrower shall furnish to Purchaser the original or a certified copy of a receipt evidencing such payment.

(e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this <u>Section 2.7</u> shall survive the payment in full of the Note.

ARTICLE III
GENERAL PROVISIONS AS TO PAYMENTS

Section 3.1 **Payments of Principal and Interest**. Borrower shall make each payment of principal of, and interest on, the Note, and all fees payable hereunder shall be paid, not later than 11:00 a.m. (New York, New York time) on the date when due, in Federal or other funds immediately available, to Purchaser by wire transfer pursuant to the wire instructions set forth on the signature pages hereto, without defense, set-off, deduction or counterclaim. Whenever any payment of principal of, or interest on, the Note or of fees shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.

Section 3.2 **Application of Payments Prior to Event of Default**. Prior to the occurrence of an Event of Default, all payments received by Purchaser with respect to the Note shall be applied first to any fees or other Obligations then due and payable to Purchaser under this Agreement or any Note Documents, second to accrued but unpaid interest and third to the outstanding principal amount owing under the Note.

Section 3.3 **Application of Payments After Event of Default**. After the occurrence of an Event of Default, all amounts collected or received by Purchaser shall be applied first to the payment of all proper costs incurred by Purchaser in connection with the collection thereof (including reasonable expenses and disbursements of Purchaser and reasonable attorneys' fees of Purchaser), second to the reimbursement of any advances made by Purchaser to effect performance of any unperformed covenants of any Credit Party under any of the Note Documents, third to the payment of any unpaid fees required pursuant to this Agreement, fourth, to the payment of all accrued but unpaid interest, fifth, to the payment to Purchaser for payment of the outstanding principal of the Note. All payments received by Purchaser after the occurrence of an Event of Default for application to the principal of the Note shall be applied by Purchaser in the manner provided in this Section 3.3.

ARTICLE IV
EXTENSION OPTION; EQUIPMENT LEASE OPTION

Section 4.1 **Extension Option.** Borrower, pursuant to a written notice from Borrower to Purchaser, delivered on or before May 16, 2012 (the "Extension Notice"), may elect to extend the Termination Date until August 16, 2012 (the "Extension"), on the terms and conditions set forth in this Article IV.

Section 4.2 **Extension Conditions**. The effectiveness of the Extension shall be subject to the following:

(a) no Default or Event of Default shall have occurred and be continuing at the time the Extension Notice is delivered to Purchaser;

(b) Borrower shall have paid Purchaser $390,000 in consideration of the Extension, which shall be fully-earned and non-refundable;

(c) all documentation in respect of the Extension shall be on terms and conditions and in form and substance satisfactory to Purchaser in its sole discretion; and

(d) the Extension shall not become effective unless, on the proposed effective date of the Extension, the conditions set forth in Sections 6.1(a)(xii), (d), (e), (f) and (h) shall be satisfied as of such date and Purchaser shall have received a certificate to that effect dated the proposed effective date of the Extension and executed by Borrower.

Section 4.3 **Increased Interest Rate**. Upon the effectiveness of the Extension, outstanding amounts owning under the Note shall bear interest, from the effective date of the Extension until the Obligations are paid in full, subject to Section 2.3(b), at 18% per annum, payable as set forth in Article II.

Section 4.4 **Equipment Lease Option.** Borrower may enter into an equipment leasing facility constituting Indebtedness with a principal amount of at least $15,000,000, but not to exceed $18,000,000 (the "Equipment Lease Facility"), and Purchaser will subordinate its Lien on any equipment subject to such Equipment Lease Facility to the equipment lessor, subject to the following conditions: (a) no Default or Event of Default shall have occurred and be continuing at the time of the closing of the Equipment Lease Facility; (b) upon closing of the Equipment Lease Facility Borrower shall make a prepayment of the Note of an amount equal to at least 40% of the original principal amount of the Equipment Lease Facility, as required by Section 2.5(b)(ii); (c) the only Lien in favor of the equipment lessor shall be on the equipment subject to the Equipment Lease Facility; (d) until the Obligations are paid in full, the Equipment Lease Facility shall be recourse only to such equipment and shall be non-recourse to any Credit Party; (e) Purchaser, the equipment lessor and Borrower shall have entered into an Intercreditor and Subordination Agreement on terms and conditions and in form and substance satisfactory to Purchaser in its sole discretion; (f) all documentation in respect of the Equipment Lease Facility shall be on terms and conditions and in form and substance satisfactory to Purchaser in its sole discretion; and (g) the conditions set forth in Sections 6.1(a)(xii), (d), (e), (f) and (h) shall be satisfied as of the closing date of the Equipment Lease Facility and Purchaser shall have received a certificate to that effect dated the proposed effective date of the closing of the Equipment Lease Facility and executed by Borrower.

ARTICLE V
COLLATERAL AND GUARANTEES

Section 5.1 **Security.**

(a) The Obligations shall be secured by first and prior Liens (subject only to Permitted Encumbrances) covering and encumbering all assets of each Credit Party, including (i) the Mining Properties, together with all related assets and interests, including all operating equipment, accounts, inventory, contract rights and all products, proceeds and other interests relating to the ownership, operation and production of such Mining Properties, and (ii) all of the issued and outstanding Equity of any Subsidiary (other than MOS) owned by any Credit Party. On the Closing Date, the Credit Parties shall deliver to Purchaser, (A) the Mortgages and the Pledge and Security Agreement in form and substance acceptable to Purchaser and duly executed by each Credit Party (as applicable), and (B) such other assignments, conveyances, amendments, agreements and other writings, including UCC-1 financing statements (each duly authorized and executed, as applicable) as Purchaser shall deem necessary or appropriate to grant, evidence and perfect first and prior Liens in all Mining Properties and other interests of the Credit Parties required by this Section 5.1(a). Borrower hereby authorizes Purchaser, and its agents, successors and assigns, to file any and all necessary financing statements under the Uniform Commercial Code, assignments or continuation statements as necessary from time to time (in Purchaser's discretion) to perfect (or continue

perfection of) the Liens granted pursuant to the Note Documents, each without the signature of Borrower.

(b) As required or contemplated by the terms of Section 5.1(a)(ii), Borrower or any Subsidiary (as applicable) shall execute and deliver to Purchaser, supplements to the Pledge and Security Agreement, together with (i) all certificates (or other evidence acceptable to Purchaser) evidencing the issued and outstanding Equity of any such Subsidiary (other than MOS) of every class owned by Borrower or any Subsidiary (as applicable) which shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), and (ii) such UCC-1 financing statements as Purchaser shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 5.1(a)(ii) in the issued and outstanding Equity of each such Subsidiary (other than MOS). At the time of delivery of the foregoing, Borrower shall also deliver to Purchaser such opinions of counsel and other evidence as Purchaser shall deem necessary or appropriate to verify (i) Borrower's or the Subsidiary's title to the Equity that is subject to such pledge agreements, (ii) the perfection of the Liens created by such pledge agreements, (iii) due execution and delivery of such pledge agreements and the validity, binding effect and enforceability thereof, and (iv) such other matters regarding such pledge agreements and financing statements as Purchaser shall reasonably request.

Section 5.2 Guarantees. Payment and performance of the Obligations shall be fully guaranteed by each Guarantor pursuant to a Facility Guaranty, and Borrower shall cause any future Subsidiary of Borrower to execute and deliver to Purchaser a Facility Guaranty. At the time of delivery of any Facility Guaranty, Borrower shall also deliver to Purchaser such opinions of counsel and other evidence as Purchaser shall deem necessary or appropriate to verify that the Facility Guaranty has been duly executed and delivered and is a valid, binding and enforceable agreement of the Guarantors or Subsidiaries executing such Facility Guaranty, and such other matters regarding the Facility Guaranty as Purchaser shall reasonably request.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1 Conditions to Purchase of Note. The obligation of Purchaser to purchase the Note hereunder is subject to the satisfaction of each of the following conditions:

(a) Closing Deliveries. Purchaser shall have received each of the following documents, instruments and agreements, each of which shall be in form and substance and executed in such counterparts as shall be acceptable to Purchaser and each of which shall, unless otherwise indicated, be dated the Closing Date:

(i) the Note payable to the order of Purchaser in the amount of the Note Amount, duly executed by Borrower;

(ii) the Mortgages to be executed on the Closing Date pursuant to Section 5.1(a), duly executed and delivered by Borrower, together with such other assignments, conveyances, amendments, agreements and other writings, including UCC-1 financing statements, tax affidavits and applicable department of revenue documentation, creating first and prior Liens in all Mining Properties;

(iii) the Pledge and Security Agreement, duly executed and delivered by each Credit Party;

(iv) the Facility Guaranty, duly executed and delivered by each Guarantor;

(v) the Subordination Agreement, duly executed and delivered by VHGI Coal and the holder of the Subordinated Debt;

(vi) such financing statements (including the financing statements referenced in Section 6.1(a)(ii)) (duly authorized) as Purchaser shall reasonably specify to fully evidence and perfect all Liens contemplated by the Note Documents, all of which shall be filed of record in such jurisdictions as Purchaser shall require in its sole discretion;

(vii) a copy of the articles or certificate of incorporation, certificate of organization, or comparable charter documents, and all amendments thereto, of each Credit Party accompanied by a certificate that such copy is true, correct and complete, and dated within 10 days of the Closing Date (or within such other period as acceptable to Purchaser), issued by the appropriate Governmental Authority of the jurisdiction of incorporation or organization of each such Credit Party, and accompanied by a certificate of the Secretary or comparable Authorized Officer of each such Credit Party that such copy is true, correct and complete on the Closing Date;

(viii) a copy of the bylaws, regulations or comparable charter documents, and all amendments thereto, of each Credit Party accompanied by a certificate of the Secretary or comparable Authorized Officer of each such Credit Party that such copy is true, correct and complete as of the Closing Date;

(ix) certain certificates and other documents issued by the appropriate Governmental Authorities of such jurisdictions as Purchaser has requested relating to the existence of each Credit Party and to the effect that each such Credit Party is in good standing with respect to the payment of franchise and similar Taxes and is duly qualified to transact business in such jurisdictions;

(x) a certificate of incumbency of all officers of each Credit Party who will be authorized to execute or attest to any Note Document, dated the Closing Date, executed by the Secretary or comparable Authorized Officer of each such Credit Party;

(xi) copies of resolutions or comparable authorizations approving the Note Documents and authorizing the transactions contemplated by this Agreement and the other Note Documents, duly adopted by the board of directors (or comparable authority) of each Credit Party accompanied by certificates of the Secretary or comparable officer of each such Credit Party that such copies are true and correct copies of resolutions duly adopted at a meeting of or (if permitted by applicable Law and, if required by such Law, by the bylaws or comparable charter documents of each such Credit Party, as applicable) by the unanimous written consent of the board of directors (or comparable authority) of each such Credit Party, as applicable, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the Closing Date;

(xii) a certificate signed by an Authorized Officer of Borrower stating that (a) the representations and warranties contained in this Agreement and the other Note

Documents are true and correct in all respects, and (b) no Default or Event of Default has occurred and is continuing;

(xiii) copies of all reports in Borrower's files (or otherwise reasonably available to Borrower) pertaining to Borrower's Mineral Interests and operations, which reports shall not reflect the existence of facts or circumstances that would constitute a material violation of any Applicable Environmental Law or which are likely to result in a material liability to any Credit Party;

(xiv) certificates from Borrower's insurance broker setting forth the insurance maintained by Borrower and stating that such insurance is in full force and effect, and which certificates shall evidence that such insurance complies with the requirements of Section 8.5;

(xv) a favorable opinion of Frost & Miller, LLP, counsel to Borrower, addressed to Purchaser, as to the matters concerning the Credit Parties and the Note Documents as Purchaser may reasonably request, in form, scope and substance satisfactory to Purchaser;

(xvi) a favorable opinion of Ziemer, Stayman, Weitzel & Shoulders, LLP, local Indiana counsel to Borrower, addressed to Purchaser, as to the matters concerning the Mortgages as Purchaser may reasonably request, in form, scope and substance satisfactory to Purchaser;

(xvii) payoff documentation providing evidence satisfactory to Purchaser that all existing credit facilities (other than the Subordinated Debt) currently in effect for Borrower (including those with Bank of Indiana, N.A., The Citizens National Bank of Paris) and Next View Capital LP, have been terminated and cancelled (along with all of the agreements, documents and instruments delivered in connection therewith), all Indebtedness owing thereunder has been repaid and all Liens securing such Indebtedness have been released; and

(xviii) title materials, including title opinions and title insurance policies evidencing Borrower's ownership of the Mining Properties.

(b) Purchaser shall have received a certificate of an Authorized Officer of Borrower certifying:

(i) that VHGI Coal has consummated the acquisition of all of the capital stock of Borrower pursuant to the terms and conditions of (i) that certain Stock Purchase Agreement, dated December 29, 2011, among Paul R. Risinger as seller, VHGI Coal, as purchaser, and Borrower (the "**Purchase and Sale Agreement**") and (ii) all bills of sale, assignments, agreements, instruments and documents executed and delivered in connection therewith, as amended (collectively, the "**Acquisition Documents**") (with all of the material conditions precedent thereto having been satisfied in all material respects by the parties thereto) (such acquisition, the "**Acquisition**") and has acquired substantially all of the Mineral Interests owned by Borrower (the "**Acquisition Properties**");

(ii) that attached thereto are: (i) a true and complete executed copy of the Purchase and Sale Agreement (including all exhibits thereto), (ii) original counterparts or copies, certified as true and complete, all other Acquisition Documents and (iii) such other related documents and information as Purchaser shall have reasonably requested; and

(iii) that there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened in writing against or affecting any Credit Party (i) that calls into question the validity or enforceability of any Acquisition Document or (ii) that could impair the consummation of the Acquisition on the time and in the manner contemplated by the Acquisition Documents;

(c) Title Review. Purchaser or its counsel shall have completed a review of title to the Mining Properties and such review shall not have revealed any condition or circumstance that would reflect that the representations and warranties contained in Section 7.8, Section 7.9 and Section 7.22 hereof are inaccurate in any respect.

(d) No Material Adverse Effect. No circumstance or event shall have occurred that had or could reasonably be expected to have a Material Adverse Effect.

(e) No Legal Prohibition. The transactions contemplated by this Agreement shall be permitted by applicable Law and regulation and shall not have a Material Adverse Effect on Purchaser's or any Credit Party's assets, liabilities, financial condition, operations or prospects.

(f) No Litigation. No litigation, arbitration or similar proceeding shall be pending or threatened that calls into question the validity or enforceability of this Agreement, the other Note Documents or the transactions contemplated hereby or thereby or would affect the value, use or operation of the Mining Properties in any material respect.

(g) Closing Fees. Borrower shall have paid to Purchaser and its Affiliates, the fees to be paid on the Closing Date pursuant to Section 2.4.

(h) Other Matters. All matters related to this Agreement, the other Note Documents, and the Credit Parties shall be acceptable to Purchaser in its sole discretion, and each Credit Party shall have delivered to Purchaser such evidence as they shall request to substantiate any matters related to this Agreement and the other Note Documents as Purchaser shall request.

Section 6.2 Materiality of Conditions. Each condition precedent herein is material to the transactions contemplated herein, and time is of the essence with respect to each thereof.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Purchaser that each of the following statements is true and correct on the date hereof, will be true and correct on the Closing Date:

Section 7.1 Corporate Existence and Power. Each Credit Party (a) is a corporation, partnership or limited liability company duly incorporated or organized (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (b) has all corporate, partnership or limited liability company power (as applicable) and all material

governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted, and (c) is duly qualified to transact business as a foreign corporation, partnership or limited liability company (as applicable) in each jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2 **Credit Party and Governmental Authorization; Contravention**. The execution, delivery and performance of this Agreement and the other Note Documents by each Credit Party (to the extent each Credit Party is a party to this Agreement and such Note Documents) are within such Credit Party's corporate, partnership or limited liability company powers (as applicable), when executed will be duly authorized by all necessary corporate, partnership or limited liability company action (as applicable), require no action by or with respect to, or filing with, any Governmental Authority (except for filings and recordings to perfect Liens granted pursuant to such Note Documents) and do not contravene, or constitute a default under, any provision of applicable Law (including the Margin Regulations) or of the articles or certificate of incorporation, bylaws, regulations, partnership agreement or comparable charter documents of any Credit Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon any Credit Party or result in the creation or imposition of any Lien on any asset of any Credit Party other than the Liens securing the Obligations.

Section 7.3 **Binding Effect**. This Agreement constitutes a valid and binding agreement of Borrower; the other Note Documents when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each Credit Party executing the same; and each Note Document is, or when executed and delivered, will be, enforceable against each Credit Party which executes the same in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 7.4 **Financial Information**. For each of Borrower and Holdings:

(a) The most recent annual audited consolidated balance sheet of such Credit Party and the related consolidated statements of operations and cash flows for the Fiscal Year then ended, copies of which have been delivered to Purchaser, fairly present, in conformity with GAAP, the consolidated financial position of such Credit Party as of the end of such Fiscal Year and its consolidated results of operations and cash flows for such Fiscal Year.

(b) The most recent monthly or quarterly unaudited consolidated balance sheet of such Credit Party delivered to Purchaser, and the related unaudited consolidated statements of operations and cash flows for the portion of such Credit Party's Fiscal Year then ended, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 7.4(a), the consolidated financial position of such Credit Party as of such date and its consolidated results of operations and cash flows for such portion of such Credit Party's Fiscal Year.

(c) Since the date of such Credit Party's most recent annual and quarterly and monthly consolidated balance sheet and consolidated statements of operations and cash flow delivered to Purchaser, no circumstance or event has occurred that had or could reasonably be expected to have a Material Adverse Effect.

Section 7.5 **Litigation**. Except for matters disclosed in Section 7.5 of the Disclosure Schedule, there is no action, suit or proceeding pending against, or to the knowledge of any Credit Party, threatened against or affecting any Credit Party before any Governmental Authority in which there is a reasonable possibility of an adverse decision that could reasonably be expected to have a Material Adverse Effect or that could in any manner draw into question the validity of the Note Documents. There are no outstanding judgments or injunctions issued by a Governmental Authority outstanding against the Mining Properties or any Credit Party.

Section 7.6 **ERISA**. No Credit Party maintains or has ever maintained or been obligated to contribute to any Plan covered by or subject to ERISA or any similar Law.

Section 7.7 **Taxes and Filing of Tax Returns**. Each Credit Party has filed all tax returns required to have been filed and has paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes that are payable by such party, to the extent the same have become due and payable, other than Taxes with respect to which a failure to pay would not have a Material Adverse Effect. No Credit Party knows of any proposed material Tax assessment against it and all Tax liabilities of each Credit Party are adequately provided for. No income tax liability of any Credit Party has been asserted by the Internal Revenue Service or other Governmental Authority for Taxes in excess of those already paid.

Section 7.8 **Ownership of Properties Generally**. Each Credit Party has good and defensible title to all material properties and assets purported to be owned by it, including all assets reflected in the balance sheets referred to in Section 7.4(a) and all assets that are used by the Credit Parties in the operation of their respective businesses, and none of such properties or assets is subject to any Lien other than Permitted Encumbrances.

Section 7.9 **Mining Properties**. Borrower has good and defensible Mining Title to the Mining Properties, free and clear of all Liens except Permitted Encumbrances. All such Mining Properties are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid.

Section 7.10 **Licenses, Permits, Etc**. Except as disclosed in Section 7.10 of the Disclosure Schedule, each Credit Party possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities, as are necessary to carry on its business as now conducted and as proposed to be conducted, except to the extent a failure to obtain any such item would not have a Material Adverse Effect.

Section 7.11 **Compliance with Law**. The business and operations of each Credit Party have been and are being conducted in accordance with all applicable Laws other than violations of Laws that do not (either individually or collectively) have a Material Adverse Effect.

Section 7.12 **Full Disclosure**. All information heretofore furnished by each Credit Party to Purchaser for purposes of or in connection with this Agreement, any Note Document or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by or on behalf of any Credit Party to Purchaser will be, true, complete and accurate in every material respect. The Credit Parties have disclosed or have caused to be disclosed to Purchaser in writing any and all facts that could reasonably be expected to have a Material Adverse Effect.

Section 7.13 Organizational Structure; Nature of Business. Except as set forth in Section 7.13 of the Disclosure Schedule, Borrower has no Subsidiaries (other than MOS). Section 7.13 of the Disclosure Schedule accurately reflects (i) the jurisdiction of incorporation or organization of each Credit Party, (ii) each jurisdiction in which each Credit Party is qualified to transact business as a foreign corporation, foreign partnership or foreign limited liability company, (iii) the authorized, issued and outstanding Equity of each Credit Party, (iv) all outstanding warrants, options, subscription rights, convertible securities or other rights to purchase Equity of each Credit Party and (v) the business in which each Credit Party is primarily engaged.

Section 7.14 Environmental Matters. Except for matters disclosed in Section 7.14 of the Disclosure Schedule, no operation conducted by any Credit Party and no real or personal property now or previously owned or leased by any Credit Party (including any Credit Party's Mineral Interests) and no operations conducted thereon, and to any Credit Parties' knowledge, no operations of any prior owner, lessee or operator of any such properties, is or has been in violation of any Applicable Environmental Law other than violations which neither individually nor in the aggregate will have a Material Adverse Effect. Except for matters disclosed in Section 7.14 of the Disclosure Schedule, no Credit Party, nor any such property nor operation is the subject of any existing, pending or, to any Credit Party's knowledge, threatened Environmental Complaint which could, individually or in the aggregate, have a Material Adverse Effect. All notices, permits, licenses, and similar authorizations, required to be obtained or filed in connection with the ownership of each tract of real property or operations of any Credit Party thereon and each item of personal property owned, leased or operated by any Credit Party, including notices, licenses, permits and authorizations required in connection with any past or present treatment, storage, disposal, or release of Hazardous Substances into the environment, have been duly obtained or filed except to the extent the failure to obtain or file such notices, licenses, permits and authorizations would not have a Material Adverse Effect. All Hazardous Substances, generated or utilized at each tract of real property and by each item of personal property owned, leased or operated by any Credit Party have been transported, treated, and disposed of only by carriers or facilities maintaining valid permits under RCRA (as hereinafter defined) and all other Applicable Environmental Laws for the conduct of such activities except in such cases where the failure to obtain such permits would not, individually or in the aggregate, have a Material Adverse Effect. Except for matters disclosed in Section 7.14 of the Disclosure Schedule, there have been no Hazardous Discharges that were not in compliance with Applicable Environmental Laws other than Hazardous Discharges that would not, individually or in the aggregate, have a Material Adverse Effect. Except for matters disclosed in Section 7.14 of the Disclosure Schedule, no Credit Party has any contingent liability in connection with any Hazardous Discharge which could reasonably be expected to have a Material Adverse Effect. As used in this Section 7.14, the term "**RCRA**" shall mean the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Recovery Act of 1976, as amended by the Solid Waste Disposal Act of 1980, and the Hazardous and Solid Waste Amendments of 1984, as the same may be further amended and in effect from time to time.

Section 7.15 Burdensome Obligations. No Credit Party, nor any of the properties of any Credit Party, is subject to any Law or any pending or, to the best of Borrower's knowledge, threatened change of Law or subject to any restriction under its articles (or certificate) of incorporation, bylaws, regulations, partnership agreement or comparable charter documents or under any agreement or instrument to which any Credit Party or by which any Credit Party or any of their properties may be subject or bound, that is so unusual or burdensome as to be likely in the foreseeable future to have a Material Adverse Effect, except for changes in Laws, including changes in Taxes, generally applicable to the coal industry. Without limiting the foregoing, no Credit Party is

a party to or bound by any agreement (other than the Note Documents) or subject to any order of any Governmental Authority that prohibits or restricts in any way the right of such Credit Party or any Subsidiary to make Distributions.

Section 7.16 **Fiscal Year**. Each Credit Party's Fiscal Year is January 1 through December 31.

Section 7.17 **No Default**. Neither a Default nor an Event of Default has occurred or will exist after giving effect to the transactions contemplated by this Agreement or the other Note Documents.

Section 7.18 **Government Regulation**. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act (as any of the preceding acts have been amended), the Investment Company Act of 1940 or any other Law which regulates the incurring by such Credit Party of Indebtedness, including, but not limited to Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 7.19 **Insider**. No Credit Party is, and no Person having "control" (as that term is defined in 12 U.S.C. § 375(b) or regulations promulgated thereunder) of any Credit Party is an "executive officer," "director" or "shareholder" of Purchaser or any bank holding company of which Purchaser is a Subsidiary or of any Subsidiary of such bank holding company.

Section 7.20 **Labor Matters**. There is no collective bargaining agreement to which any Credit Party is a party.

Section 7.21 **Maintenance of Properties**. Each Credit Party, including Borrower, owns or leases and has maintained, in all material respects, all of its machinery, equipment, vehicles, facilities and other tangible personal property now owned or now leased by such Credit Party that is necessary to conduct its business as it has been conduced and is now conducted. Without limiting the foregoing, Borrower owns or leases and has maintained, in all material respects and in accordance with normal coal mining industry practice, all of its machinery, equipment, vehicles, facilities, preparation plants or other coal processing facilities, loadouts and other transportation facilities and other tangible personal property and fixtures now owned or leased by Borrower, that is necessary to operate, develop and mine the Mining Properties. All such tangible personal property and fixtures owned by Borrower are part of the Collateral.

Section 7.22 **Mining Leases**. Each of the Mining Leases held by Borrower, is in full force and effect. Borrower is not in default of any of its obligations under any such Mining Leases, and, to the best of Borrower's knowledge and belief, the lessors thereunder are not in default under any such lessor's obligations under such Mining Leases. No material amount of royalties is currently past due under any of such Mining Leases No Credit Party has released, permitted to terminate, modified or reduced its rights under all or any portion of the Mining Leases. No Credit Party has ever been advised directly or indirectly by any lessor under any of the Mining Leases or by any other party of a default under any such Mining Lease.

Section 7.23 **Bonding Capacity**. Each Credit Party, including Borrower, has a sufficient bonding capacity to be able to maintain the bonds for all the permits described in Section 7.10.

Section 7.24 Consents, Preferential Rights, Restrictions on Transfer. Except as set forth in Section 7.24 of the Disclosure Schedule, none of the Mining Properties or other Collateral is subject to any required consents, preferential rights to purchase or other restrictions on transfer that would restrict Purchaser's ability to foreclose on the Mining Properties or other Collateral or exercise any other remedy pursuant to the Security Documents.

Section 7.25 No Violation of Permits, Licenses or Third Party Rights. The transfer of the Mining Properties or any other Collateral to Purchaser pursuant to any foreclosure (or transfer-in-lieu thereof) or other proceeding conducted pursuant to the terms of the Mortgages or the Security Agreement will not violate any of the permits or licenses described in Section 7.10, or violate any third party rights with respect to the Collateral. The ownership, use, operation, development and mining of the Mining Properties and any other Collateral does not violate any rights of any third parties, including intellectual property rights.

Section 7.26 Non-Foreign Person Status. Borrower is not a "foreign person" within the meaning of Code Sections 1445 and 7701; that is, Borrower is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder.

Section 7.27 Material Agreements. Except as set forth in Section 7.27 of the Disclosure Schedule, there are no Material Agreements or other agreements or contractual arrangements affecting the Mining Properties, including joint venture or development agreements, production sales or purchase, transportation, marketing, supply, exchange or processing agreements or any call upon option to purchase or similar right with respect to the production from the Mining Properties.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Borrower covenants and agrees that so long any Obligation remains unpaid:

Section 8.1 Information. Borrower will deliver, or cause to be delivered, to Purchaser:

(a) as soon as available and in any event within 30 days after the end of each Fiscal Quarter, consolidated balance sheets of Holdings as of the end of such Fiscal Quarter and the related consolidated statements of income and statements of cash flow for such Fiscal Quarter, setting forth in each case in comparative form the figures for the previous Fiscal Quarter, all reported by Holdings in accordance with GAAP;

(b) as soon as available and in any event within 15 days after the end of each month, reports covering those items set forth in Section 8.1 of the Disclosure Schedule for the month just ended;

(c) simultaneously with the delivery of the financial statements referred to in Section 8.1(a) a certificate of the Financial Officer of Borrower in the form of Exhibit A, (i) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action that Borrower is taking or proposes to take with respect thereto, (ii) stating whether or not such financial statements fairly reflect in all material respects the results of operations and financial condition of Borrower as of the date of the delivery of such

financial statements and for the period covered thereby and (iii) setting forth the other information described in Exhibit A;

(d) promptly upon receipt of same, any notice or other information received by Borrower indicating (i) any potential, actual or alleged non-compliance with or violation of the requirements of any Applicable Environmental Law which could result in liability to any Credit Party for fines, clean up or any other remediation obligations or any other liability in excess of $250,000 in the aggregate; (ii) any threatened Hazardous Discharge which Hazardous Discharge would impose on any Credit Party a duty to report to a Governmental Authority or to pay cleanup costs or to take remedial action under any Applicable Environmental Law that could result in liability to any Credit Party for fines, clean up and other remediation obligations or any other liability in excess of $250,000 in the aggregate; or (iii) the existence of any Lien arising under any Applicable Environmental Law securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $250,000 in the aggregate. Without limiting the foregoing, Borrower shall provide to Purchaser promptly upon receipt of same by Borrower copies of all environmental consultants' or engineers' reports received by Borrower that could render the representation and warranty contained in Section 7.14 untrue or inaccurate in any material respect;

(e) in the event any notification is provided to Purchaser pursuant to Section 8.1(d) or Purchaser otherwise learns of any event or condition under which any such notice would be required, then, Borrower shall within 30 days of such request, cause to be furnished to Purchaser a report by an environmental consulting firm acceptable to Purchaser, stating that a review of such event, condition or circumstance has been undertaken (the scope of which shall be acceptable to Purchaser) and detailing the findings, conclusions and recommendations of such consultant. Borrower shall bear all expenses and costs associated with such review and updates thereof;

(f) immediately upon any Authorized Officer of Borrower becoming aware of the occurrence of any Default, a certificate of an Authorized Officer of Borrower setting forth the details thereof and the action that Borrower is taking or proposes to take with respect thereto;

(g) promptly notify Purchaser of any loss or other insured damage to any material portion of the Collateral (which, for the avoidance of doubt, shall not include the conduct of mining operations in the ordinary course) or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding, in each case to the extent that such action would reasonably be expected to result in a Material Adverse Effect;

(h) promptly notify Purchaser of any circumstance or event that had or could reasonably be expected to have a Material Adverse Effect;

(i) promptly notify Purchaser of any litigation involving Borrower;

(j) promptly notify Purchaser of any change in Borrower's Fiscal Year from that reflected in Section 7.16; and

(k) from time to time such additional information regarding the financial position or business of Borrower as Purchaser may reasonably request.

Section 8.2 **Business of Credit Parties**. The primary business of the Credit Parties will be (and will continue to be) the businesses set forth in Section 7.13 of the Disclosure Schedule.

Section 8.3 **Maintenance of Existence**. Borrower shall at all times (a) maintain its corporate, partnership or limited liability company existence in its state of incorporation or organization, and (b) maintain its good standing and qualification to transact business in all jurisdictions where the failure to maintain good standing or qualification to transact business could have a Material Adverse Effect.

Section 8.4 **Right of Inspection**. Borrower will permit, at such Person's risk and liability, any officer, employee or agent of Purchaser to visit and inspect any of the assets of Borrower, examine Borrower's books of record and accounts, take copies and extracts therefrom, and discuss the affairs, finances and accounts of Borrower with such Borrower's officers, accountants and auditors, all at such reasonable times and as often as Purchaser may reasonably desire, all at the expense of Borrower.

Section 8.5 **Maintenance of Insurance**. Borrower will at all times maintain or cause to be maintained insurance covering such risks as are customarily carried by businesses similarly situated, including the following: (a) workmen's compensation insurance; (b) employer's liability insurance; (c) comprehensive general public liability and property damage insurance; (d) insurance against (other than losses or damage to property owned by Borrower which is self insured) losses customarily insured against as a result of damage by fire, lightning, hail, tornado, explosion and other similar risk; and (e) comprehensive automobile liability insurance. All loss payable clauses or provisions in all policies of insurance maintained by Borrower pursuant to this Section 8.5 shall be endorsed in favor of and made payable to Purchaser and Purchaser shall be named as an additional insured. Purchaser shall, during the continuance of an Event of Default, have the right to collect, and Borrower hereby assigns to Purchaser any and all monies that may become payable under any such policies of insurance by reason of damage, loss or destruction of any property which stands as security for the Obligations or any part thereof, and Purchaser may, during the continuance of an Event of Default, at its election, either apply all or any part of the sums so collected toward payment of the Obligations, whether or not such Obligations are then due and payable, in such manner as Purchaser may elect or release same to Borrower.

Section 8.6 **Payment of Taxes and Claims**. Borrower will pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon, and (b) all material claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which by Law have or might become a Lien (other than a Permitted Encumbrance) on any of its assets; *provided* no payment of Taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and no material part of the property or assets of Borrower, and no part of the assets of any Subsidiary that would be material to Borrower, is subject to any pending levy or execution, (ii) Borrower, and any Subsidiary, as and to the extent required in accordance with GAAP, shall have set aside on their books, reserves (segregated to the extent required by GAAP) deemed by them to be adequate with respect thereto, and (iii) Borrower has notified Purchaser of such circumstances, in detail satisfactory to Purchaser.

Section 8.7 **Compliance with Laws and Documents**. Borrower will comply with all Laws, their respective certificates (or articles) of incorporation, formation or organization, bylaws,

operating agreements or limited liability company agreements, regulations and similar organizational documents and all Material Agreements to which Borrower is a party, if a violation, alone or when combined with all other such violations, could reasonably be expected to have a Material Adverse Effect.

Section 8.8 **Operation of Properties and Equipment**.

(a) Borrower will maintain, develop and operate its Mineral Interests in a good and workmanlike manner in accordance with best coal mining practices, and observe and comply with all of the terms and provisions, express or implied, of all Mining Leases, all in accordance with what a prudent operator under similar circumstances would do, except where such failure to maintain, develop, operate, observe or comply could not reasonably be expected to have a Material Adverse Effect.

(b) Borrower will comply in all respects with all contracts and agreements applicable to or relating to its Mineral Interest or the production and sale of coal and accompanying elements therefrom, except to the extent a failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(c) Borrower will at all times maintain, preserve and keep all operating equipment used with respect to its Mineral Interests in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, all in accordance with what a prudent operator under similar circumstances would do, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect; *provided* no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of Borrower.

Section 8.9 **Environmental Law Compliance**. Except to the extent a failure to comply could not reasonably be expected to have a Material Adverse Effect, Borrower will comply with all Applicable Environmental Laws, including (a) all licensing, permitting, notification and similar requirements of Applicable Environmental Laws, and (b) all provisions of all Applicable Environmental Laws regarding storage, discharge, release, transportation, treatment and disposal of Hazardous Substances. Borrower will promptly pay and discharge when due all legal debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Applicable Environmental Laws.

Section 8.10 **Additional Documents**. Borrower will cure promptly any defects in the creation and issuance of the Note, and the execution and delivery of this Agreement and the other Note Documents and (except for defects due to Purchaser's neglect), at Borrower's expense, Borrower shall promptly and duly execute and deliver to Purchaser, upon reasonable request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of Borrower in this Agreement and the other Note Documents as may be reasonably necessary or appropriate in connection therewith.

Section 8.11 **Environmental Review**. Borrower shall deliver to Purchaser prior to the completion by any Credit Party of any material acquisition of Mineral Interests or related assets, other than an acquisition of additional interests in Mineral Interests in which a Credit Party

previously held an interest, any report or reports (including any Phase I environmental reports) obtained by Borrower in the course of such acquisition setting forth the results of any environmental review of such Mineral Interests and related assets. Additionally, if requested by Purchaser in writing in connection with any such material acquisition, and not otherwise obtained by Borrower and delivered to Purchaser in accordance with the foregoing provisions of this Section 8.11, Borrower shall deliver to Purchaser, within 45 days of Purchaser's written request, a report or reports related to any such material acquisition which shall be in form, scope and detail acceptable to Purchaser from environmental engineering firms acceptable to Purchaser, and which shall set forth the results of a Phase I environmental review of the Mineral Interests and related assets the subject of such material acquisition. All of the reports delivered to Purchaser pursuant to this Section 8.11 shall not reflect the existence of facts or circumstances that would constitute a material violation of any Applicable Environmental Law or which are likely to result in a material liability to any Credit Party.

Section 8.12 **Operating Account**. Borrower agrees that payments of all proceeds from production attributable to Borrower's interest in the Mining Properties by purchasers of production from the Mining Properties shall be directed to and deposited in the Operating Account, and that no funds from the Operating Account shall be transferred into another bank account of any Credit Party except to the extent such funds are transferred solely for the payment of Borrower's payroll and such funds are deposited into an account utilized solely as a payroll account.

Section 8.13 **Post-Closing Requirements**. Purchaser shall have received each of the following documents, instruments and agreements, each of which shall be in form and substance and executed in such counterparts as shall be acceptable to Purchaser in its sole discretion on or before the dates set forth below:

(a) on or prior to February 20, 2012, the revision of the description of real estate in Parcel Three made pursuant to Item No. 7 of Schedule B – Section 1 of the Title Commitment No. 105161, Revision E, and such revision shall not be different than the description thereof contained in that certain Amendment to Coal Mining Lease, dated as of February 3, 2011, amending that certain Coal Mining Lease, dated January 1, 2011, between Borrower and Western Pocahontas Properties Limited Partnership, in any material respect, and the Title Policy issued pursuant thereto will cover all of the lands subject to amending that certain Coal Mining Lease, dated January 1, 2011, between Borrower and Western Pocahontas Properties Limited Partnership;

(b) on or prior to February 29, 2012, an issued title policy in the form of Escrow & Title Services, LLC's PROFORMA Title Policy, order number 105161 that was delivered to Purchaser on the date hereof;

(c) within 5 Business Days of the Closing Date, evidence that each of the amounts (except for the amount designated for the Development of Landree Mine) set forth in Section 9.7 of the Disclosure Schedule have been paid in the amounts and for the purposes set forth therein;

(d) within 10 Business Days of the Closing Date, the Account Control Agreement, duly executed and delivered by Borrower and Branch Banking and Trust Company covering each account held by Borrower with Branch Banking and Trust Company;

(e) within 30 days of the Closing Date, a consent from the State of Indiana, Department of Natural Resources, consenting to (i) Borrower granting a Lien to Purchaser (or any

future lender of Borrower) on that certain Agreement Regarding Use of Hillenbrand Fish & Wildlife Area Property, dated effective as of June 22, 2010, among the State of Indiana, Department of Natural Resources, Borrower and Western Pocahontas Properties Limited Partnership, and (ii) Purchaser (or any future lender of Borrower) acquiring and/or transferring such Agreement Regarding Use of Hillenbrand Fish & Wildlife Area Property through foreclosure, transfer-in-lieu thereof or otherwise; and

(f) within 30 days of the Closing Date, a consent from the Indiana Rail Road Company, consenting to (i) Borrower granting a Lien to Purchaser (or any future lender of Borrower) on (x) that certain Coal Lease, dated effective as of June 7, 2010, between the Indiana Rail Road Company and Borrower, and (y) that certain Private Sidetrack Agreement, dated effective October 12, 2011, between the Indiana Rail Road Company and Borrower, and (ii) Purchaser (or any future lender of Borrower) acquiring and/or transferring the agreements described in Section 8.13(e)(i) through foreclosure, transfer-in-lieu thereof or otherwise.

ARTICLE IX
NEGATIVE COVENANTS

Borrower agrees that so long as any Obligation remains unpaid:

Section 9.1 **Incurrence of Indebtedness**. Borrower will not incur, become or remain liable for any Indebtedness other than (a) the Obligations, (b) payables incurred in the ordinary course of business (other than in connection with a loan or lending transaction) that are not more than 60 days past due, from the date of invoice or demand, except such payables being contested in good faith in accordance with Section 8.6, (c) the Subordinated Debt, (d) any Indebtedness permitted by Section 4.4 and (e) any Indebtedness set forth on Section 9.1 of the Disclosure Schedule.

Section 9.2 **Restricted Payments**. Without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser's sole discretion, Borrower will not directly or indirectly, declare or pay, or incur any liability to declare or pay, any Restricted Payment.

Section 9.3 **Liens**. Without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser's sole discretion, Borrower will not create, assume or suffer to exist any Lien on any of their respective assets, other than Permitted Encumbrances.

Section 9.4 **Consolidations and Mergers**. Borrower will not consolidate or merge with or into any other Person.

Section 9.5 **Asset Dispositions**. Borrower will not sell, lease, transfer, abandon or otherwise dispose of any asset other than (a) the sale in the ordinary course of business of coal produced from the Mining Properties, (b) the sale of worn out or obsolete equipment not necessary to the operation of the applicable Mining Property, and (c) the sale of personal property that is replaced by equivalent property.

Section 9.6 **Amendments to Organizational Documents; Other Material Agreements**. Borrower will not enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under, its certificate or articles of incorporation, organization or formation, bylaws, operating agreement or limited liability company agreement, partnership agreement, regulations or other organizational documents other than amendments, modifications and

waivers which will not, individually or in the aggregate, have a Material Adverse Effect. Notwithstanding the foregoing, Borrower may not change its name or jurisdiction of organization without providing Purchaser 30 day's prior written notice and taking such additional actions as Purchaser may require to maintain the perfection of its Liens. Except for those Material Agreements set forth in Section 7.27 of the Disclosure Schedule, Borrower will not enter into any Material Agreement, or, without the prior written consent of Purchaser, which consent will not be unreasonably withheld, permit any modification or amendment of, or waive any material right or obligation of any Person under the Material Agreements set forth in Section 7.27 of the Disclosure Schedule.

Section 9.7 **Use of Proceeds**. The proceeds of the Note will not be used for any purpose except as set forth in Section 9.7 of the Disclosure Schedule. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, and none of such proceeds will be used in violation of applicable Law (including the Margin Regulations).

Section 9.8 **Investments**. Borrower will not directly or indirectly, make or have outstanding any Investment other than Permitted Investments.

Section 9.9 **Transactions with Affiliates**. Except for those transactions set forth in Section 9.9 of the Disclosure Schedule, Borrower will not engage in any transaction with an Affiliate unless such transaction is as favorable to such party as could be obtained in an arm's length transaction with an unaffiliated Person in accordance with prevailing industry customs and practices.

Section 9.10 **ERISA**. Borrower shall not maintain any Plan subject to ERISA or any similar law.

Section 9.11 **Hedge Transactions**. Borrower will not enter into any Hedge Transactions that could cause the amount of coal which is the subject of Hedge Transactions in existence at such time to exceed 80% of Borrower's anticipated production of coal from the Mining Properties (as reflected in the Existing Reserve Report) during the term of such existing Hedge Transactions.

Section 9.12 **Fiscal Year**. Borrower will not, nor will Borrower permit any other Credit Party to, change its Fiscal Year.

Section 9.13 **Change in Business**. Borrower will not engage in any business other than the businesses engaged in by such parties on the date hereof as described in Section 7.13.

Section 9.14 **Change of Control**. Borrower will not permit any Change of Control to occur.

ARTICLE X
DEFAULTS

Section 10.1 **Events of Default**. If one or more of the following events (collectively "**Events of Default,**" and individually an "**Event of Default**") shall have occurred:

(a) Borrower shall fail to pay when due any principal on the Note;

(b) Borrower shall fail to pay when due accrued interest on the Note or any fees or any other amount payable hereunder and such failure shall continue for a period of three days following the due date;

(c) Borrower shall fail to observe or perform any covenant or agreement contained Section 8.1, Section 8.2, Section 8.3, Section 8.5, Section 8.6, Section 8.11, Section 8.13 or Article IX;

(d) any Credit Party shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Note Documents (other than those referenced in Section 10.1(a), Section 10.1(b) and Section 10.1(c)) and such failure continues for a period of 10 days after the earlier of (i) the date any Authorized Officer of any Credit Party acquires knowledge of such failure, or (ii) written notice of such failure has been given to any Credit Party by Purchaser;

(e) any representation, warranty, certification or statement made or deemed to have been made by any Credit Party in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

(f) any Credit Party shall fail to make any payment when due on any Indebtedness of such Person in a principal amount equal to or greater than $250,000, and such default shall continue for 10 days, or any other event or condition shall occur which (i) results in the acceleration of the maturity of any such Indebtedness, or (ii) entitles the holder of such Indebtedness to accelerate the maturity thereof;

(g) any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate, partnership or limited liability company action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property; or an order for relief shall be entered against any Credit Party under the federal bankruptcy Laws as now or hereafter in effect;

(i) one or more final judgments or orders for the payment of money aggregating in excess of $250,000 shall be rendered against any Credit Party and such judgment or order shall continue unsatisfied and unstayed for 10 days;

(j) a Change of Control shall occur without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser's sole discretion;

(k) this Agreement or any other Note Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Credit Party, or any Credit Party shall deny that it has any further liability or obligation under any of the Note Documents, or any Lien created by the Note Documents shall for any reason (other than the release thereof in accordance with the Note Documents) cease to be a valid, first priority, perfected Lien (subject to Permitted Encumbrances) upon any of the Collateral purported to be covered thereby, except as a result of any action or inaction of Purchaser;

(l) Borrower shall (i) fail to maintain sufficient mine bonding capacity to be able to conduct its operations substantially as conducted as of the Closing Date, or (ii) default in the compliance with or the performance of its surety bonding agreements and obligations (including, but not limited to any default in the payment of outstanding reimbursement claims owing in connection with any of the bonds outstanding) and in either case, such default is not remedied within 10 days; or

(m) a default or event of default shall occur under any agreement governing the Subordinated Debt or any Hedge Agreement;

then, and in every such event, Purchaser may without presentment, notice or demand (unless expressly provided for herein) of any kind (including notice of intention to accelerate and acceleration), all of which are hereby waived, take such other actions as may be permitted by the Note Documents including, declaring the Note (together with accrued interest thereon) to be, and the Note shall thereupon become, immediately due and payable; *provided* that, in the case of any of the Events of Default specified in Section 10.1(g) or Section 10.1(h), without any notice to any Credit Party or any other act by Purchaser, the Note (together with accrued interest thereon) shall become immediately due and payable.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile or similar writing) and shall be given, if to Purchaser, at its address or facsimile number set forth on the signature pages hereto, and if given to Borrower, at its address or facsimile number set forth on the signature pages hereof (or in either case, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto). Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.1 and the appropriate answerback is received or receipt is otherwise confirmed, (b) if given by mail, 3 Business Days after deposit in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified in this Section 11.1; *provided* that notices to Purchaser under Article II shall not be effective until received.

Section 11.2 No Waivers. No failure or delay by Purchaser in exercising any right, power or privilege hereunder or under any other Note Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law or in any of the other Note Documents.

Section 11.3 Expenses; Indemnification.

(a) Borrower agrees to pay on demand all reasonable costs and expenses of Purchaser in connection with the preparation, execution, delivery, modification, and amendment of this Agreement, the other Note Documents, and the other documents to be delivered hereunder, including the reasonable fees and expenses of counsel for Purchaser with respect thereto and with respect to advising Purchaser as to its rights and responsibilities under the Note Documents. Borrower further agrees to pay on demand all costs and expenses of Purchaser, if any (including reasonable attorneys' fees and expenses), in connection with (i) the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Note Documents and the other documents to be delivered hereunder, and (ii) any forbearance or workout, or any modifications to the Note Documents, following an Event of Default. Each demand for payment of costs and expenses shall include a reasonably detailed list of such costs and expenses, and such costs and expenses payable hereunder shall not include the allocated costs of internal counsel of Purchaser.

(b) **BORROWER AGREES TO INDEMNIFY AND HOLD HARMLESS PURCHASER AND ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN "INDEMNIFIED PARTY") FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNIFIED PARTY, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THE NOTE DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE NOTE (INCLUDING ANY OF THE FOREGOING ARISING FROM THE NEGLIGENCE OF THE INDEMNIFIED PARTY), EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 11.3 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY CREDIT PARTY, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNIFIED PARTY OR ANY OTHER PERSON OR ANY INDEMNIFIED PARTY IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED. BORROWER AGREES NOT TO ASSERT ANY CLAIM AGAINST PURCHASER, ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, AND ADVISERS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE NOTE DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE NOTE.**

(c) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 11.3 shall survive the payment in full of the Note and all other amounts payable under this Agreement.

Section 11.4 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, Purchaser (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Purchaser (or any of its Affiliates) to or for the credit or the account of any Credit Party

#1579154 v8 den

against any and all of the Obligations, irrespective of whether Purchaser shall have made any demand under this Agreement or the Note held by such and although such obligations may be unmatured. Purchaser agrees promptly to notify the affected Credit Party after any such set-off and application; *provided* that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Purchaser under this Section 11.4 are in addition to other rights and remedies (including other rights of set-off) that Purchaser may have.

Section 11.5 Amendments and Waivers. Any provision of this Agreement or any other Note Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and Purchaser.

Section 11.6 Survival. All representations, warranties and covenants made by any Credit Party herein or in any certificate or other instrument delivered by it or in its behalf under the Note Documents shall be considered to have been relied upon by Purchaser and shall survive the delivery to Purchaser of such Note Documents, regardless of any investigation made by or on behalf of Purchaser. The indemnity provided in Section 11.3(b) herein shall survive the repayment of all credit advances hereunder and the discharge or release of any Lien granted hereunder or in any other Note Document, contract or agreement between Borrower or any other Credit Party and Purchaser.

Section 11.7 Limitation on Interest. Regardless of any provision contained in the Note Documents, Purchaser shall never be entitled to receive, collect, or apply, as interest on the Note, any amount in excess of the Maximum Lawful Rate, and in the event Purchaser ever receives, collects or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and if the Note is paid in full, any remaining excess shall promptly be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Lawful Rate, Borrower and Purchaser shall, to the extent permitted under applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of the interest throughout the entire contemplated term of the Note, so that the interest rate is the Maximum Lawful Rate throughout the entire term of the Note; *provided* that if the unpaid principal balance thereof is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Lawful Rate, Purchaser shall refund to Borrower the amount of such excess and, in such event, Purchaser shall not be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Lawful Rate.

Section 11.8 Invalid Provisions. If any provision of the Note Documents is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable, the Note Documents shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of the Note Documents a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 11.9 Assignments.

(a) Successors and Assigns. The terms and provisions of the Note Documents shall be binding upon and inure to the benefit of Borrower and Purchaser and their respective successors and assigns permitted hereby, except that Borrower shall not have the right to assign its rights or obligations under the Note Documents without the prior written consent of Purchaser.

(b) Dissemination of Information. Borrower authorizes Purchaser to disclose to any Note Purchaser or any other Person acquiring an interest in the Note Documents by operation of law ("**Transferee**") and any prospective Transferee any and all information in Purchaser's possession concerning the creditworthiness of Borrower and the Subsidiaries, including any information contained in any financial reports.

Section 11.10 GOVERNING LAW. THIS AGREEMENT AND THE NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(B) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

Section 11.11 Consent to Jurisdiction; Waiver of Immunities.

(a) Borrower hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the Southern District of New York over any action or proceeding arising out of or relating to this Agreement or any other Note Documents, and Borrower hereby irrevocably agrees that all claims with respect to such action or proceeding may be heard and determined in such New York State or Federal court. Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the delivery by Federal Express or other nationally recognized overnight delivery service of copies of such process to such Person at its address specified in Section 11.1. Borrower agrees that a final judgment on any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Nothing in this Section 11.11 shall affect any right of Purchaser to serve legal process in any other manner permitted by Law or affect the right of Purchaser to bring any action or proceeding against any Credit Party or their properties in the courts of any other jurisdictions.

(c) To the extent that Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Person hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Note Documents.

Section 11.12 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Subject to the terms and conditions herein set forth, this Agreement shall become effective when Purchaser shall have received counterparts hereof signed by the parties hereto.

Section 11.13 **No Third Party Beneficiaries**. Except for the provisions hereof inuring to the benefit of Affiliates of Purchaser not a party to this Agreement, it is expressly intended that there shall be no third party beneficiaries of the covenants, agreements, representations or warranties herein contained other than third party beneficiaries permitted pursuant to Section 11.9.

Section 11.14 **COMPLETE AGREEMENT**. **THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND AMONG PURCHASER AND THE CREDIT PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF PURCHASER AND THE CREDIT PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG PURCHASER AND THE CREDIT PARTIES.**

Section 11.15 **WAIVER OF JURY TRIAL**. **BORROWER AND PURCHASER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS AND FOR ANY COUNTERCLAIM THEREIN.**

Section 11.16 **Confidentiality**. Purchaser agrees to keep confidential any information furnished or made available to it by Borrower pursuant to this Agreement that is marked confidential; *provided* that nothing herein shall prevent Purchaser from disclosing such information (a) to any Affiliate of Purchaser, or any officer, director, employee, agent, or advisor of Purchaser or any Affiliate of Purchaser, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any Law, rule or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to Purchaser other than as a result of a disclosure by Purchaser prohibited by this Agreement, (g) in connection with any litigation to which Purchaser or any of its Affiliates may be a party relating to the Obligations or any Note Document, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Note Document, and (i) subject to provisions substantially similar to those contained in this Section 11.16, to any actual or proposed assignee.

Section 11.17 **Securities Act**.

(a) Purchaser acknowledges (i) that the Note being acquired is not being registered under the Securities Act on the ground that the issuance thereof is exempt from registration under Section 4(2) of the Securities Act as not involving any public offering, and (ii) that Borrower's reliance on such exemption is predicated in part on the representation hereby made to Borrower by Purchaser that it is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act, and (except as provided in Section 11.9(b)) is acquiring the Note for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same, subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. Except as provided in Section 11.9(b), Purchaser is not aware of any particular occasion, event or circumstance upon the occurrence or happening of which it intends to dispose of the Note.

(b) Purchaser will not sell or transfer all or any part of the Note except:

(i) pursuant to Rule 144 under the Securities Act;

(ii) pursuant to any other exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act (as confirmed in an opinion delivered by transferor counsel, to the effect that the proposed transfer may be effected without registration under the Securities Act);

(iii) in a transfer by to any Affiliate of the Purchaser; or

(iv) pursuant to an effective registration statement under the Securities Act.

(c) The restrictions set forth in Section 11.17(b) shall terminate and cease to be effective with respect to the Note if it is registered under the Securities Act or transferred pursuant to Rule 144, or if Borrower receives an opinion of counsel reasonably satisfactory to Borrower to the effect that the securities represented thereby need no longer be subject to such restrictions in order to ensure compliance with the Securities Act. Whenever such restrictions shall so terminate the holder or transferee of the Note shall be entitled to receive from Borrower, without expense (other than transfer taxes, if any), certificates for the Note at which time Borrower will terminate or rescind any transfer restrictions relating thereto.

[Signature Pages Follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWER:

LILY GROUP INC.,
an Indiana corporation

By: ______________________________
Name: Douglas P. Martin
Title: Chief Executive Officer

Address for Notices:

103 North Court Street
Sullivan, Indiana 47882
Facsimile: (954) 315-9200
Attention: Douglas P. Martin

with a copy to:

Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Facsimile: (214) 661-6646
Attention: Janie E. James

<u>PURCHASER</u>:

PLATINUM PARTNERS CREDIT OPPORTUNITIES MASTER FUND LP,
a Delaware limited partnership

By: ______________________________
Name: David Levy
Title: Portfolio Manager

Address for Notices:

152 West 57th Street, 4th Floor
New York, NY 10019
Facsimile: (212) 582-2424
Attention: David Levy

with a copy to:

Bryan Cave HRO
1700 Lincoln St., Suite 4100
Denver, Colorado 80203
Facsimile: (303) 866-0200
Attention: Lynn P. Hendrix

Wire Instructions:
Bank: Capital One Bank
ABA # 021407912
Account #5801403109
re: Platinum Partners Credit Opportunities Master Fund LP